Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE

FOR IMMEDIATE RELEASE

Sparton Corporation Releases Fiscal 2003 Fourth Quarter Results

(JACKSON, MICHIGAN)—August 29, 2003—Sparton Corporation (NYSE:SPA) announced financial results for the fourth quarter and fiscal year ended June 30, 2003.

BDO Seidman, auditors for Sparton Corporation, have completed their audit for the fiscal year ended June 30, 2003 and have furnished the following preliminary results.

Sales for the fourth quarter of fiscal 2003 were $49.0 million versus $32.8 million last year, an increase of 49%. The increase in sales reflected strong government sales, both foreign and domestic, and higher than expected homeland security products demand. The unusually high sales level is not expected to carry over to the first quarter of Fiscal Year 2004, ending on September 30, 2003. For Fiscal Year 2003, the Company reported net sales of $169.9 million, an increase of 13% over the preceding year. For the year, Governmental sales declined 3% to $50.5 million while other sales increased 22%. The increase again reflects the strong demand for homeland security products and the current focus to install detection equipment in U.S. airports. While homeland security product demand may begin to slow in fiscal 2004, it is anticipated other areas will increase as the economy improves.

Net income for the fourth quarter of fiscal 2003 was $2.6 million ($.31 per share) compared to $1.1 million ($.13 per share) last year. For the full fiscal year, the Company’s net income was $9.0 million ($1.13 per share) compared to $2.9 million ($.37 per share) last year. Current year income includes the $5.5 million settlement, ($3.6 million net of tax), with the U.S. Department of Energy (DOE) and others that was recorded in September 2002. Without the effect of this settlement, net income would have been $5.4 million, $.67 per share.

At June 30, 2003, total shareholders’ equity was $91.2 million. The Company had no outstanding long or short-term debt, and cash equivalents and investment securities totaled $33.8 million.

The Board of Directors has scheduled Wednesday, October 22, 2003 as the date for the Sparton Annual Shareowners Meeting. For the first time in Sparton’s history, the annual meeting will be held in our DeLeon Springs, Florida facility. Sparton expects to mail the annual report to shareowners the last week of September.

Quarter ending June 30:	2003	2002

Net sales	$48,972,718	$32,826,164

Gross Profit	$5,532,137	$5,124,824

Net Income	$2,565,474	$1,057,346

Basic income per common share	$0.31	$0.13

Diluted income per common share	$0.30	$0.13

Year ending June 30:	2003	2002

Net sales	$169,861,287	$149,672,143

Gross Profit	$19,201,318	$17,398,342

Net Income	$8,992,272	$2,928,204

Basic income per common share	$1.13	$0.37

Diluted income per common share	$1.12	$0.37

Notes:

(1)	Earnings per share are computed using the weighted average number of share outstanding as follows – for the quarter ended June 30, 7,943,671 in 2003 and 7,937,780 in 2002; for the year-ended June 30, 7,942,523 in 2003 and 7,942,304 in 2002.

(2)	A 5% stock dividend was declared January 10, 2003.

(3)	The financial results for the year ended June 30, 2003, included the impact ($5,500,000 — pretax) of the previously announced settlement with various governmental agencies, to cover costs associated with its Coors Road remediation effort in Albuquerque, New Mexico.

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This news release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including but not limited to industry and economic conditions, customer actions, and the other factors discussed in the Company’s form 10-K for the year ended June 30, 2003, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.